Exhibit 10.1

FIRST AMENDMENT TO THE AMENDED AND RESTATED

CHANGE IN CONTROL TERMINATION AGREEMENT

This First Amendment to the Amended and Restated Change in Control Termination Agreement (this “Amendment”) is entered into on the 21st day of February, 2013, by and between FirstMerit Corporation, an Ohio Company (the “Company”), and Paul Greig (the “Executive”).

RECITALS

A. The Company and the Executive entered into the Amended and Restated Change in Control Termination Agreement, dated as of January 8, 2009 (the “CIC Termination Agreement”).

B. The Company and the Executive desire to amend the CIC Termination Agreement to modify certain tax provisions.

AGREEMENT

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the CIC Termination Agreement shall be, and it hereby is, amended as follows effective as of the date first written above:

1. The last sentence of Paragraph 4(c)(iv) of the CIC Termination Agreement is hereby amended by deleting the phrase “paragraphs 6, 7, 8 and 11” where it appears therein and replacing it with the phrase “paragraphs 6, 8 and 11”.

2. The second paragraph of Paragraph 6(c)(v) of the CIC Termination Agreement is hereby amended by deleting the phrase “employment and excise taxes (including those imposable under Code § 4999)” where it appears therein and replacing it with the phrase “and employment taxes”.

3. Paragraph 7 of the CIC Termination Agreement is hereby amended in its entirety to read as follows:

“

7. Overall Limitation on Benefits. Notwithstanding any provision in this Agreement to the contrary, if any compensation and benefits paid or provided to the Employee pursuant to or under this Agreement, either alone or when combined with other compensation and benefits received by the Employee, would be an “excess parachute payment” within the meaning of Section 280G of the Code or the regulations adopted thereunder, or any successor provision thereto, but for the application of this sentence, then the compensation and benefits to be paid or provided pursuant to or under this Agreement and any other plan, program, or arrangement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such compensation or benefit, as so reduced, will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (“Excise Taxes”); provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate compensation and benefits to be paid or provided, determined on an after-tax basis (taking into account the Excise Taxes, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). The determination of whether any reduction in such compensation or benefits to be paid or provided is required pursuant to the preceding sentence will be made at the expense of the Company or the Change Entity, if requested by the Employee, the Company, or the Change Entity, by the independent accountants of the Company or the Change Entity or a nationally recognized law firm or independent accounting firm chosen by the Company or the Change Entity with the consent of the Employee, which consent shall not be unreasonably withheld or delayed. In the event that any compensation or benefit intended to be paid or provided is required to be reduced pursuant to this paragraph, then the reduction will occur in the following order: (A) the compensation that is payable in cash will be reduced (if necessary, to zero) with amounts that are payable last reduced first; (B) compensation and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation § 1.280G-1, Q&A 24) will next be reduced; and (C) all other non-cash benefits not otherwise described in clause (B) will be reduced last. The Company or the Change Entity will engage a nationally recognized third party valuation firm chosen by the Company or the Change Entity with the consent of the Employee, which consent shall not be unreasonably withheld or delayed, for purposes of valuing the Employee’s covenant not to compete for purposes of Section 280G of the Code.”

4. Paragraph 8 of the CIC Termination Agreement is hereby amended by deleting the second and fourth sentences thereof in their entirety.

5. Paragraph 11 of the CIC Termination Agreement is hereby amended: (i) by deleting the parenthetical phrase “(or by the independent accounting or compensation consulting company described in paragraph 7 with reference to matters described in that paragraph)” where it appears in the first sentence of the first paragraph, (ii) by deleting the second sentence of the second paragraph in its entirety, (iii) by deleting the phrase “and gross-ups” where it appears in the third sentence of the second paragraph, (iv) by deleting the phrase “, subject to application of paragraph 7 to the aggregate of the amount initially paid under paragraph 6 and the additional award,” where it appears in the first sentence of the fourth paragraph, and (v) by deleting the second sentence of the fourth paragraph in its entirety.

6. This Amendment shall be governed by and interpreted in accordance with the laws of the state of Ohio, without regard to principles of conflicts of laws.

7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Except as expressly modified or amended by this Amendment, the terms of the CIC Termination Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been entered into on the day, month and year first written above.

FIRSTMERIT CORPORATION		EXECUTIVE

By:	/s/ Clifford J. Isroff	/s/ Paul Greig
Paul Greig

Its:	Lead Independent Director